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                                                                   Exhibit 8.1.5






                                 June 30, 1998



To the Persons listed on
Schedule A hereto



          Re:  Compass Auto Receivables Trust 1998-A

Ladies and Gentlemen:

     We have acted as Alabama counsel to Compass Bank, an Alabama banking corporation ("Compass Bank"), in connection with the Prospectus Supplement to Prospectus dated June 24, 1998 (the "Supplement"). Capitalized terms used herein which are not otherwise defined herein shall have the meanings set forth in the Supplement.

     We (a) have examined copies of the forms of (i) the Trust Agreement, (ii) the Sale and Servicing Agreement, (iii) the Indenture, (iv) the First Tier Receivables Purchase Agreement, (v) the Second Tier Receivables Purchase Agreement, (vi) the Notes, and (vii) the Certificates (collectively, the "Operative Documents"), (b) have examined the Prospectus and the Supplement, and
(c) have examined such other records and documents and such matters of law, and have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.

     The opinions set forth in this letter concerning Alabama tax matters are based upon the applicable provisions of the Code of Alabama, 1975 as amended, regulations promulgated thereunder, current positions of the Alabama Department of Revenue (the "DOR") including those contained in published revenue rulings and revenue procedures, and existing judicial and administrative decisions. No tax rulings will be sought from the DOR with respect to any of the matters discussed herein. This opinion is subject to the explanations and qualifications set forth under the captions "Federal Income Tax Consequences" in the Prospectus and the Supplement and "Certain State Tax Consequences" in the Supplement.
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     Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined, we are of the opinion that (i) if the characterization of the Notes held by persons other than Compass Auto, Compass Bank or Compass Bank-Texas as debt is recognized for federal income tax purposes, such Notes will be recognized as debt for Alabama state tax purposes, and (ii) if the Issuer is not classified for federal income tax purposes as an association (or publicly traded partnership) taxable as a corporation, it will not be classified as such for Alabama state income tax purposes. There can be no assurance, however, that the legal conclusions presented herein will not be successfully challenged by the relevant administrative authorities, or significantly altered by new legislation, changes in administrative positions, or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

     This opinion may be relied upon by you in connection with the transactions contemplated by the Supplement. This opinion may not be relied upon for any other purpose, or quoted from or otherwise referred to in any document or report and may not be furnished to or relied upon by any other person or entity or in any other opinion of any other persons, including any counsel or accountant, for any purpose, without our prior written consent. The opinions expressed herein are limited to the matters stated herein and no opinion may be implied or inferred beyond the matters expressly stated herein and are as of the date hereof. We assume no obligation to update or supplement these opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the facts, circumstances or law which may hereafter occur.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 of Asset Backed Securities Corporation (File No. 333-365) and to the reference to our firm in the Supplement under the captions "Certain State Tax Consequences" and "Legal Opinions." Further, we hereby consent to the incorporation by reference of this opinion into such Registration Statement.


                                    Very truly yours,

                                    /s/ Balch & Bingham LLP

                                        BALCH & BINGHAM LLP

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                                   SCHEDULE A
                                   ----------



Moody's Investors Service
99 Church Street
New York, New York 10007

Standard & Poor's
25 Broadway
New York, New York 10004

Compass Auto Receivables Corporation
15 South 20th Street
Birmingham, Alabama 35233

Asset Backed Securities Corporation
11 Madison Avenue
New York, New York 10010

The Chase Manhattan Bank, as
 Indenture Trustee
450 West 33rd Street
New York, New York 10001

The Bank of New York Trust Company of Florida, N.A.
 as Owner Trustee
10161 Centurion Parkway
Jacksonville, Florida 32256

Credit Suisse First Boston Corporation,
 as representative of the Underwriters
11 Madison Avenue
New York, New York 10010

Compass Bank
15 South 20th Street
Birmingham, Alabama 35233

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